Exhibit 99.1

Second Quarter Reports

Financial Results

U.S. Premium Beef, LLC (USPB) has closed its books for the second quarter of fiscal year 2024 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended June 29, 2024, USPB recorded net income of $5.3 million compared to net income of $14.6 million in the same period in the prior year, a decrease of approximately $9.3 million. Year-to-date, USPB recorded net income of $4.6 million compared to net income of $22.0 million in the same period in the prior year, a decrease of approximately $17.4 million. The year-over-year decrease was the result of lower net income at National Beef Packing Company, LLC (National Beef). Although net income was down when compared to the prior year, USPB has paid tax distributions totaling $10.0 million, or $13.28 per combined unit in 2024.

For the second quarter, National Beef recorded net income of $32.7 million, a decrease of $65.8 million compared to the same period a year ago. Through the end of June, National Beef realized net income of $29.2 million, a decrease of $120.8 million from the prior year. Lower per unit beef processing margin was the key driver of the decrease in overall profitability in the 2024 period, as compared to the 2023 period.

During the first half of 2024, USPB producers delivered 406,386 head of cattle through USPB to National Beef plants, including Tama. The average gross premiums for all of the cattle delivered was $51.90 per head, with the top 25% and 50% receiving premiums of $113.03 and $89.90, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

Grid Performance

Kansas Grid

Grid performance for USPB cattle delivered to Kansas plants during the second quarter (Q2) of fiscal year 2024 is summarized in Table 1.

Yield, or dressing percentage, in Q2 was the highest in more than three years. This was a big improvement from the first quarter, when muddy pen conditions in January and early February dropped yields significantly. Yields then rebounded strongly in March.

Weekly average yields for USPB cattle are shown in Figure 1. Strong yields and record cattle prices drove the Yield Benefit dollars per head to be the highest in 11 years.

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Traditionally, cattle harvested in Q2 have the lightest placement weight going on feed. Likewise, days on feed are traditionally the longest. This year, placement weight was heavier than a year ago and days fed was record high for USPB cattle. The industry has transitioned to feeding cattle longer, which is shifting and modifying some of the seasonal patterns.

As a result, USPB carcass weights, shown in Figure 2, were 15 pounds heavier in Q2 than the previous quarter, and 25 pounds more than a year ago. According to USDA reports, industry-wide steer carcass weights were 33 pounds heavier and heifer carcasses were 24 pounds above Q2 last year.

The USPB steer percentage was the highest in five years and contributed to the average weight increase. Industry-wide, however, heifer slaughter percentage of the nation’s fed cattle remained high and equaled Q2 rates of last year.

USPB cattle continued to grade well in Q2. Prime percentage was the fifth highest in company history. However, premiums in the marketplace used on the USPB grid were lower. The Choice/Select spread and the Prime/Choice spreads were both lower than the previous quarter and a year ago. Q2 is historically known for smaller Prime premiums.

To calculate premiums and discounts on USPB grids, USDA reports from the boxed beef market are used to calculate four-week average premium values for Prime (Prime/Choice spread), Certified Angus Beef® (CAB®) (CAB/Choice spread) and Choice (Choice/Select spread).

“No Roll” (Ungraded) discounts are now also driven by USDA boxed beef marketplace reports. Please call the USPB headquarters if you have questions about how premiums are calculated, or if you would like to know the specific USDA reports that are used.

The “Over 30 Months” percentage decreased from record high during the previous quarter but remained higher than a year ago. Quality grade premium per head was down significantly, due to the lower premiums used on the grid.

Total premium in Figure 3 was $60.92 per head more than if the cattle were sold on the cash, live market in Kansas. This ranked in the top 15% of all quarterly averages in company history. It was up from the previous quarter and similar to a year ago. The top 25%, sorted by premium per head, averaged $119.55 per head greater than the cash market during Q2.

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Iowa Grid

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.”

Instead, the benefit of the $1/cwt. “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region, on a different grid.

Yields during Q1 did not suffer as much in the Corn Belt as they did in the High Plains. The Q2 yield of Iowa grid cattle also increased from the previous quarter but not as extreme as the Kansas grid.

Quality grade premium per head was lower due to the softer premiums in the marketplace. Prime premium has a greater impact on the Iowa grid cattle because they have such a high concentration. Prime percentage of Iowa cattle was the second highest — down from the previous quarter’s record high.

Even though the national average increased, USPB Iowa grid cattle still had an advantage that was above average for the 4.5 years the grid has been offered. Both are shown in Figure 4.

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The CAB percentage of USPB cattle on the Iowa grid was record high. However, the plant average was also record high. Quarterly averages for both are shown in Figure 5.

The percentage of carcasses discounted for “Over 30 Months” was record high at 4.06%. However Q1 and Q2 are both known for being seasonally higher. New crop calves are generally harvested later in the Corn Belt than in the High Plains.

Total premium per head was down significantly from the previous quarter and a year ago. This was largely due to the decrease in quality grade premiums used to calculate the grid. Premiums used on the Iowa grid each quarter are shown in Figure 6.

Recently, base carcass price on the Iowa grid has been strong compared to the Kansas grid. The northern fed cattle price advantage over the south has been strong for the past several years, especially during the summer months. It is typically the widest difference during Q2 and Q3 within recent years.

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Over the past three years during Q3, the Iowa grid base carcass price has averaged $10/cwt more than the Kansas grid.

This has enticed some feeders from further away to spend more on trucking to get a significantly higher total payment on the Iowa grid.

Please call 866-877-2525 if you have an interest in delivering black-hided cattle on the USPB grid at the Tama, Iowa, plant.

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY24, Q2 (this Qtr)	FY24, Q1 (last Qtr)	FY23, Q2 (year ago)	FY24, Q3 to-date
USDA-KS cash $/cwt.	$185.00*	$179.08	$173.41	$189.81
Choice & Pr. Threshold, %	70.00	70.00	71.07	70.00
CH/SE spread, $/cwt.	$8.82	$15.89	$16.38	$19.58
Prime/Choice spread, $/cwt	$13.26	$15.49	$22.69	$14.15
CAB spread, $/cwt.	$3.23	$4.41	$3.15	$4.44
YG 4&5 Threshold, %	15.00	15.00	11.21	15.00
% steers	49.79	43.83	44.34	51.23
% black hided	75.25	77.06	76.67	75.33
Apparent Avg Daily Gain	3.25	3.24	3.31	3.35
Placement weight	734	765	726	738
Days fed	194*	182	183	190
Live weight	1,365	1,354	1,332	1,374
Carcass weight	876	861	851	886
Yield, %	64.16	63.54	63.86	64.48
Prime, %	7.81	7.43	7.97	7.27
Choice & Prime, %	86.63	87.40	86.57	86.77
CAB, %	27.12	29.55	28.77	26.87
CHBP, %	0.72	0.76	0.67	0.74
Yield Grade 1&2, %	39.85	38.45	44.63	34.00
Yield Grade 3, %	43.09	44.48	41.02	43.82
Yield Grade 4&5, %	17.06	17.07	14.35	22.18
Average backfat, inches	0.60	0.59	0.60	0.65
Actual–Required REA, sq.in.	0.40	0.29	0.65	0.30
Heavyweight, 1101/up, %	2.07	1.40	0.86	2.14
Total Condemned liver, %	23.93	21.46	24.31*	23.33
Open Abscessed liver, %	4.55	4.53	5.28*	5.72
QG premium/head	$24.47	$37.62	$42.19	$45.23
Yield benefit/head	$33.55	$5.57	$15.82	$50.86
Yield Grade premium/head	-$1.39	-$1.81	-$1.25	-$7.32
Outweight discount/head	-$4.30	-$5.64	-$1.74	-$2.44
Steer premium/head	$6.86*	$6.00	$5.90	$7.21
Subtotal premium/head	**$59.19**	**$41.74**	**$60.92**	**$93.54**
Natural premium/head	$1.73	$0.74	$0.61	$0.30
Total premium/head	**$60.92**	**$42.48**	**$61.53**	**$93.84**
Top 25% premium/head	$119.55	$105.59	$117.24	$144.91

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The Future for Grid Premiums Advances

USPB and National Beef announce groundbreaking premium for genetic merit with American Angus Association and IMI Global.

Throughout the history of USPB, those who deliver finished cattle through the company have consistently responded to new ideas and strategies. Once again, an opportunity has been identified, thoroughly researched, and is now being pursued with the American Angus Association® (AAA) to reward cattle based on genetic merit. Using the AAA’s AngusLinkSM Genetic Merit ScorecardSM (GMS), cattle marketed on the USPB grid can earn additional value based on their GMS score – creating the industry’s first premium for genetic merit.

Troy Marshall, Director of Commercial Industry Relations for the American Angus Association, says this is an effort to put more dollars in the pockets of commercial producers who invest in superior genetics.

“While the value of genetics has never been higher than it is today, we just didn't have an objective, reliable way of describing the genetic merit in a pen of feeder cattle,” he says.

USPB Vice President of Field Operations Brian Bertelsen says while premiums for Certified Angus Beef® (CAB®) and Prime are still readily available, the existing premium structure will not necessarily change the cattle coming in. “This is an opportunity to put an extra bonus on cattle that are designed to succeed on the grid specifically for that genetic merit,” he says. “It’s exciting to have a partnership with the first packer to offer a grid premium for this kind of program.”

What started as Angus Source more than 10 years ago has since evolved into the GMS. It is one of two programs offered by AngusLink, the other being Angus Verified.

Here’s how it works:

A group of cattle receives three GMS scores:

1.	Feedlot score — Measures how cattle perform in the feedyard from an economic standpoint. It includes traits such as postweaning gain, dry matter intake and average daily gain.
2.	Grid score — Describes how cattle perform on the rail. It is primarily driven by carcass weight, marbling and rib eye area and, to a lesser extent, fat thickness.
3.	Beef score — An overall composite score accounting for genetic merit from a feedyard performance and carcass quality standpoint.

As a result of the three scores, a group achieves a cumulative score ranging from zero to 200, with 100 representing the industry average for that year. Each year, the scorecard is readjusted to reflect industry improvements and economics such as feed prices and cattle market values. Scores above 100 will always indicate a herd is above industry average.

Once a score has been established, that number does not change like it can with expected progeny differences (EPDs). However, economic parameters that feed into the score including feeder cattle value, Choice-Select spread, corn prices, etc., are updated annually, as well as the industry average.

“It is a really good benchmarking tool from that standpoint,” Marshall says.

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The program is growing quickly. Last year, more than 200,000 head received scorecards – almost a 400% jump from 56,000 three years ago. This year is promising more of the same. Marshall attributes the growth to available premiums, reporting that enrolled cattle received about $18 million in premiums as feeder prices during 2023.

Buyer pull-through is another contributor, with feedyards finding value in having more confidence in the genetics they source. While this program is not intended to be consumer-facing, wholesaler and retailer response has been positive because of their appreciation for quality.

Payouts for the GMS grid began Aug. 5, 2024. Groups scoring higher than 100 receive $5 per head, plus an additional dollar for the electronic identification (EID) ear tag - $6 per head total. Starting Dec. 2, groups that achieve 150 or higher will garner $10 per head – or $11 total including the EID tag.

An increase in animals receiving a score will not result in decreased premiums. “The scorecard is kind of unique because the more people we have enrolled in the program — the more critical mass we have — the more impact it has, and the larger the premiums have gotten,” Marshall explains. “The neat thing is that the value of genetics doesn't decrease, and it's a way for cow-calf producers to differentiate themselves in the marketplace.”

“What we’re doing with the GMS, and paying a dollar for having an EID tag, you can see that National Beef values things like traceability, identification and genetic merit moving forward in the industry,” Bertelsen says.

Enrollment & participation info

To qualify, calves must be enrolled in AngusLink, which requires they be at least 50% registered Angus sired, and 75% of the bull battery must be registered. Each calf must have an EID tag.

“Enrollment and verification through IMI Global is simple and straightforward,” Marshall assures. “The process takes approximately 15 minutes and is completed over the phone. No on-site audit is necessary.”

To enroll:

1.	Contact AngusLink at 816-383-5100 or IMI Global at 303-895-3002
2.	Have on hand:
•	Sire registration numbers of herd’s total bull battery
•	Description of the cow herd breed composition
•	Birth dates, at minimum, beginning and ending calving dates

Enrollment costs range from $2.75 to $3.25 per head, with the price variance dependent on the EID tag selected. Costs are $1.50 per head for calves that already have an EID tag. Back verification is available at $3.00 to $3.50 per head, or $1.75 for animals with EID tags.

A certificate is sent upon approval, which can be shared with buyers. The feedlot must submit that certificate number when scheduling GMS cattle.

If producers want to know how their animals will score before officially enrolling, Marshall says the AngusLink team can provide a solid estimate by looking at the bull battery. He observes that most producers who pursue the program are already progressive in nature, and therefore their calves will likely be above industry average because of how they were raised.

To improve a GMS Beef Score, producers should study the Beef Value ($B) index of registered Angus bulls, which accounts for marbling, ribeye, fat, carcass weight, residual average daily gain and dry matter intake. Feedlot Value ($F) and Grid Value ($G) are also important parameters.

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Marshall shares the goal of the GMS program is that scores will be as essential as EPDs when it comes to buying bulls.

“Our hope would be in 5 to 10 years that most producers wouldn't sell a pen of feeder cattle without a scorecard, or an objective way of describing the genetic merit of the calves,” he says.

Come shipping time, herds can be comingled, as well. There are two ways scores are calculated for comingled groups. For example, if Rancher A has 75 calves and wants to add 25 head from Rancher B, and both sets are getting delivered to National Beef through USPB, then Rancher A and Rancher B can receive individual scores on their respective groups. Another option is for Rancher A and Rancher B to receive a cumulative score for the 100 total head.

“Score characterizes the entire group, but it is tied to individual animals,” Marshall reminds. “So if you're commingling, it goes back to an individual ID with each animal having a score from that group.”

Listings are available at Angus.org/AngusLink/FindCattle. Updated listings are emailed on a weekly basis, and include the selling location. Lots selling via video markets like Superior Livestock Auction, Western Video Market and Northern Livestock Video Auction will have a GMS badge to indicate enrollment.

Feedyards receiving enrolled cattle do not need IMI Global approval. When calves arrive, never cut out any ID or EID tags, even if that is a routine processing procedure. Feedyards are also advised to ask for a copy of the enrollment verification certificate. USPB must receive a GMS Showlist Form A at least two weeks prior to harvest delivery.

As the program progresses, Marshall is very excited to see continued alliance with USPB and National Beef and the opportunity to be part of that grid with the GMS.

“We really feel it's a transformative step, and we're excited that National Beef and USPB were able to take that step,” he says. “I think it will continue to revolutionize the industry, and help us to improve the quality of the product we're producing.”

Sidebar: Troy Marshall

Troy Marshall currently serves as the Director of Commercial Industry Relations for the American Angus Association® where he commits his daily efforts to creating opportunities for commercial cattle producers. Prior to his career with the Association, Troy has served the American Maine-Anjou Association, North American Limousin Foundation, and CattleFax as a market analyst.

Marshall has a bachelor’s degree in equine and animal sciences from Colorado State University. Marshall and is wife, Lorna, now reside in Prague, Oklahoma. They also have three children, Wyatt, Justis and Wynn.

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One Piece at a Time

Completing the puzzle with U.S. Premium Beef.

Kendall Hopp approaches his work at Shaw Feedyard much like solving a puzzle. As manager of the family-owned farm and feedyard in the Red Hills of Ashland, Kansas, Hopp takes pride in helping his customers get the most value from their beef. That’s why he chooses USPB.

“We send 99% of our cattle to U.S. Premium Beef. We find it’s the best market for our type of cattle that we feed,” Hopp says.

USPB helps Hopp find the missing piece for his customers through individual carcass data and quality assessment. “Our cow calf customers invest a lot in their genetics,” he says. “They want to know what they’re producing.”

The missing piece

Understanding the intricate beef industry puzzle is where USPB excels. Data delivered through USPB gleans insight to what ranchers need most to improve: marbling score, back fat thickness, ribeye, and a great deal more. “The cattle that we send to U.S. Premium Beef gives us all of that data back that our customers are interested in,” Hopp says. “For them to improve, they need that information.”

With additional knowledge, Shaw Feedyard customers can improve their herds, and at USPB, that doesn’t go unnoticed.

“They reward you for superior cattle, and that’s what we’re striving for,” Hopp explains.

By leveraging USPB’s data-driven expertise, Hopp and his colleagues can continue to enhance their herds, leading to a more refined and quality beef product that meets the demands and expectations of consumers.

“One hundred percent Choice isn’t good enough,” he says. “We have a lot of cattle that break that 50% Prime barrier, and we’re just blessed to have really good genetics and really good customers to help fill that need.

“All the hard work that we put in pays off and the last 10 years we’ve improved 85% grading, tremendous from an industry standpoint,” he adds.

At the end of the day, Hopp recognizes he is but one of many contributors making the U.S. beef industry stronger to deliver a high-quality beef worldwide.

“I’m just a piece of the puzzle,” he says. “We’re all in this together to hopefully make a better product.”

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USMEF Promotes Beef in Mexico City

In June, USPB Vice President of Marketing Tracy Thomas attended the inaugural U.S. Meat Export Federation (USMEF) U.S. Red Meat Symposium in Mexico City.

Mexico has long been a reliable and highly valued destination for U.S. red meat products. Thomas was part of the Symposium team that included USA representation from the beef, swine, corn and soybean industries. Traveling with Thomas from Kansas were Kansas Secretary of Agriculture Mike Beam, and Connie Fischer, Kansas Corn director of innovation and commercialization.

The group toured many meat marketing establishments. First stop was a “wet market,” where products are sold streetside. USMEF reports nearly 50% of red meat sales throughout Mexico take place in wet markets. Mexico imports large quantities of beef and pork variety meats, many of which are sold in wet markets.

The team also toured a retail grocery store in western Mexico City, and a Costco, which handles USA-labeled Choice and Prime beef products. Attendees also saw a demonstration of the Mobile Kitchen and Grill Academy, an 18-wheeled truck that travels throughout the country conducting U.S. red meat cooking demonstrations at grocery and retail establishments. This mobile kitchen also conducts demonstrations with Mexican chefs, dietitians and others in the food industry.

The symposium featured influential speakers who addressed a variety of topics, including Mexico trade relations, trends in the meat industry and Mexico’s agricultural outlook. Red meat importers and exporters, and wholesale and retail representatives from Mexico were amongst the invited guests. Many U.S. export companies, including National Beef, also participated.

USMEF has employees and offices at several points around the world. The organization is funded in part from the USDA Foreign Agriculture Service under provisions in the Farm Bill. Membership and Checkoffs representing several commodities also support USMEF objectives.

Photo cutline: (Front row, left to right) Connie Fischer, USMEF CEO Dan Halstrom, Tracy Thomas, Mike Beam and other attendees toured a Costco retail store in Mexico City.

Study Shows Clear Return on Beef Checkoff Dollars

Cornell University economist and Associate Dean for Academic Affairs Harry Kaiser, Ph.D., recently conducted an independent study from 2019-2023 which showed a $13.41 return for every dollar invested into the national Beef Checkoff.

Results concluded that without the program and its demand-building activities, U.S. beef demand during the study period would have decreased by 8.5%, and steer prices would have been 7.8% lower per year than actual results.

Every five years, the Beef Checkoff is subject to a return on investment study regarding the collection of $1 at point-of-sale. Kaiser, who led the study, is the associate Dean for Academic Affairs and the Gellert Family Professor of Applied Economics and Management at Cornell University.

He teaches and conducts research in the areas of price analysis, marketing, industrial organization, policy and quantitative methods.

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2024 Beef Exports Remain Strong

Every year at USPB’s fiscal year annual meeting in Dodge City, Kansas, National Beef representatives detail the importance of beef exports to the company’s bottom line. Consequently, export sales are critical to National Beef’s businesses, and certainly USPB successes.

Recent data released by USDA, and compiled by the U.S. Meat Export Federation (USMEF) shows beef exports totaled 110,155 metric tons (mt) in June, which is down 4% from year ago, but the second largest month of 2024. Export sales from January through June 2024 were up 5% from 2023 to $5.22 billion, despite a 4% decline in volume.

“June beef exports performed very well in Japan, which was great to see given the significant headwinds U.S. beef has faced there this year,” said USMEF President and CEO Dan Halstrom. “Export value also rebounded nicely in Korea and shipments to Taiwan and Canada were outstanding. This made for another strong month in terms of export value per head slaughtered, which was nearly $460 in June.”

Japan, South Korea, Taiwan, Mexico and Canada remain top destinations for U.S. beef. U.S. beef has a strong retail presence in Japan. Foodservice demand has benefited from a huge jump in tourism, as the record number of foreign visitors entering Japan this year is expected to approach 35 million. Japan’s inventories of imported beef at the end of June were nearly 9% lower year-over-year, suggesting further import demand should be expected in the second half of 2024.

Beef export value equated to $459.21 per head of fed slaughter in June, up 13% from a year ago. The January-June average was $418.37 per head, up 6% from the first half of 2023. Exports accounted for 15% of total June beef production and 12.8% for muscle cuts only, up from 14.3% and 12%, respectively, a year ago. The January-June ratios were 14.1% of total production (down from 14.4% a year ago) and 11.8% for muscle cuts (down from 12.2%).

Visit USMEF.org/news for more information.

Fire Up the Grill!

Your affiliation with USPB qualifies you for discounts at the Kansas City Steak Company. To receive your 15% discount, use BEEFUSPB when ordering online at kansascitysteaks.com or by calling 888-KCSTEAK.

Don’t Forget

•	Please call if we can assist you in leasing out your Class A delivery rights for 2024.
•	Has your mailing address, email or phone number changed? Please notify us so we can update your contact information. Contact us at 866-877-2525 or uspb@uspb.com.

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2024 Upcoming Sales

September 23

Gardiner Angus Ranch

Ashland, KS

October 9

Pelton Simmental/Red Angus

Burdett, KS

October 19

Fink Beef Genetics

Randolph, KS

November 1

Downey Ranch, Inc.

Wamego, KS

Kniebel Farms & Cattle Co.

White City, KS

November 23

Dalebanks Angus Inc.

Eureka, KS

November 25

Gardiner Angus Ranch

Ashland, KS

For more information and links to sale details, visit www.uspb.com. You can also find details on private treaty sales year-round.

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